EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated May 15, 2018, with respect to the statement of condition including the related portfolio of Dividend Sustainability Strategic Opportunity Portfolio 2018-2 (included in Invesco Unit Trusts, Series
1875) as of May 15, 2018, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-223821) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                          /s/ GRANT THORNTON LLP


New York, New York
May 15, 2018